Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-281531) of Tenon Medical, Inc. (the “Company”) of our report dated March 29, 2024, except for the sixth paragraph of Note 13, as to which the date is September 6, 2024, relating to our audit of the Company’s consolidated financial statements as of December 31, 2023, and for the year then ended, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts.”

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California

September 6, 2024